EXHIBIT 99.1

March 25, 2014

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES ACQUISITIONS AND ADDITIONAL DEVELOPMENT OF PROPERTIES

MIDLAND, TEXAS, March 25, 2014 – Mexco Energy Corporation (NYSE MKT:MXC) (“Mexco” or “the Company”) today announced the acquisition of additional working interests in a joint venture.  The Company’s working interest in this development of seven horizontal wells in the Wolfcamp formation of Reagan County, Texas was increased from 0.57% (0.49% net revenue interest) to 1.4% (1.2% net revenue interest) increasing the estimated drilling costs from $350,000 to approximately $850,000.  These wells are to be drilled during 2014 using horizontal pad drilling and fifty stage zipper frac stimulation.

The Company also announced plans to participate in the drilling of a horizontal development well in the Wolfcamp formation of the Lin Field of Reagan County, Texas.  This well, operated by EOG Resources, Inc. is the fourth well on a 524 acre unit.  Mexco’s working interests in drilling and completing this well at a cost of approximately $51,000 is .8% (.61% net revenue interest).

Mexco acquired long-lived non-operated producing properties consisting of approximately 50 oil wells operated by Cross Timbers Energy, LLC, a joint venture of Exxon Mobil Corporation and MorningStar Partners, LP,  in Hockley County, Texas and 15 oil wells operated by Four C Oil & Gas Corporation in Pecos County, Texas.  The purchase price of $200,000 was funded from the Company’s $4.9 million bank credit facility.  This purchase, effective March 1, 2014, includes working interests of, respectively, .42% and .67% (net revenue interests of .31% and .59%).

Mexco purchased for $57,000, an interest in 320 gross acres (15 net mineral acres) subject to a 3/16ths royalty lease in the Bakken Shale formation of Billings County, North Dakota.  Mexco funded this purchase primarily from working capital and its bank credit facility.  This acreage currently contains one (1) newly drilled horizontal well operated by Continental Resources, Inc., the results of which have not yet been announced.  All of this acreage is free of expenses to Mexco for drilling, development and operations.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2013.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.